PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

Titanium Metals Corporation	John A. St. Wrba
5430 LBJ Freeway, Suite 1700	Vice President and Treasurer
Dallas, Texas 75240	(972) 233-1700

TIMET REPORTS THIRD QUARTER 2011 RESULTS

DALLAS, TEXAS . . . November 2, 2011 . . . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) reported net income attributable to common stockholders of $25.0 million, or $0.14 per diluted share, for the quarter ended September 30, 2011, compared to $21.5 million, or $0.12 per diluted share, for the quarter ended September 30, 2010.  The Company’s results in each of the third quarters of 2011 and 2010 include the impact of a non-cash deferred income tax charge of $0.01 per diluted share, as discussed further below.

The Company’s net sales were $262.5 million for the third quarter of 2011 compared to $210.3 million for the third quarter of 2010.  The increase in net sales resulted from increased sales volumes for both melted and mill products, reflecting improved demand for titanium products in the commercial aerospace sector, as well as increased shipments of industrial products.

Operating income increased 7% to $38.5 million for the third quarter of 2011 compared to $36.0 million during the same period in 2010, reflecting higher sales volume, including the impact of the increase in sales of industrial products, which typically contribute lower gross margins as a percentage of revenue than our other products.

In each of the third quarters of 2010 and 2011, the United Kingdom enacted certain changes to their income tax laws, including a reduction in the U.K. corporate income tax rate. Because the Company has a net deferred income tax asset in the U.K., the impact of such tax rate reductions resulted in a non-cash deferred income tax expense of $1.5 million ($0.01 per diluted share) in the third quarter of 2011 and a non-cash deferred income tax expense of $1.0 million ($0.01 per diluted share) in the third quarter of 2010.

Bob O’Brien, President and CEO, said, “Demand for our products has been strong throughout the year, with record shipments in both melted and mill products through the first three quarters of the year.  Our commercial aerospace customers have significantly increased their purchasing activity due to build rates for legacy and next generation models and replenishment and growth of inventory to support the anticipated increase in future aircraft deliveries.

“Demand is expected to remain strong for the remainder of the year and into 2012 in line with the industry’s estimated timelines for fleet replacement and aircraft production.  We believe that the financial strength and operating flexibility we have established over the past several years position us to take advantage of opportunities to strengthen and expand our presence in key markets.”

The statements contained in this release that are not historical fact are forward-looking statements that represent TIMET management’s beliefs and assumptions based on currently available information.  Forward-looking statements can generally be identified by the use of words such as “believes,” “intends,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects” or comparable terminology or by discussions of strategies or trends.  Although TIMET believes that the expectations reflected in such forward-looking statements are reasonable, it does not know if these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results.  Actual future results could differ materially from those described in such forward-looking statements, and TIMET disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, including risks and uncertainties in those portions referenced above and those described from time to time in our other filings with the SEC which include, but are not limited to:

•	the cyclicality of the commercial aerospace industry;
•	the performance of TIMET’s customers, TIMET’s vendors and TIMET under long-term agreements;
•	the existence or renewal of certain long-term agreements;
•	the difficulty in forecasting demand for titanium products;
•	global economic, financial and political conditions;
•	global productive capacity for titanium;
•	changes in product pricing and costs;
•	the impact of long-term contracts with vendors on TIMET’s ability to reduce or increase supply;
•	the possibility of labor disruptions;
•	fluctuations in currency exchange rates;
•	fluctuations in the market price of marketable securities;
•	uncertainties associated with new product or new market development;
•	the availability of raw materials and services;
•	changes in raw material prices and other operating costs (including energy costs);
•	possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	possible disruption of business or increases in the cost of doing business resulting from natural disasters or other accidents impacting TIMET, TIMET’s customers or TIMET’s vendors;
•	competitive products and strategies; and
•	other risks and uncertainties.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.
• • • • •

TITANIUM METALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share and product shipment data)

	Three months ended		Nine months ended
	September 30		September 30
	2010	2011	2010	2011

Net sales	$210.3	$262.5	$639.9	$786.6
Cost of sales	160.7	207.4	511.7	620.4

Gross margin	49.6	55.1	128.2	166.2

Selling, general, administrative and development expense	13.6	17.1	41.5	48.6
Other income, net	-	0.5	0.1	12.5

Operating income	36.0	38.5	86.8	130.1

Other non-operating (expense) income, net	(2.9)	3.5	3.1	4.5

Income before income taxes	33.1	42.0	89.9	134.6

Provision for income taxes	11.4	16.1	31.0	47.1

Net income	21.7	25.9	58.9	87.5

Noncontrolling interest in net income of subsidiary	0.2	0.9	1.6	2.1

Net income attributable to TIMET stockholders	21.5	25.0	57.3	85.4

Dividends on Series A Preferred Stock	-	-	0.1	-

Net income attributable to TIMET common stockholders	$21.5	$25.0	$57.2	$85.4

Basic and diluted earnings per share attributable to TIMET common stockholders	$0.12	$0.14	$0.32	$0.48

Weighted average shares outstanding
Basic	180.2	176.9	179.8	179.0
Diluted	180.4	176.9	180.5	179.1

Melted product shipments:
Volume (metric tons)	1,325	1,565	3,770	4,850
Average selling price (per kilogram)	$20.90	$22.00	$20.45	$21.75

Mill product shipments:
Volume (metric tons)	3,050	3,955	9,610	12,085
Average selling price (per kilogram)	$55.25	$52.15	$53.35	$51.75